TSG GLOBAL EDUCATION WEB, INC.




                             SHAREHOLDERS AGREEMENT

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                                TABLE OF CONTENTS

     1.   Representations of the Shareholders . . . . . . . . . . . .1

     2.   Corporate Governance and Related Matters. . . . . . . . . .2

     3.   Restriction on Transfer of Shares.. . . . . . . . . . . . .3

     4.   Right of First Refusal. . . . . . . . . . . . . . . . . . .4

     5.   Rights of Inclusion (Tag Along).. . . . . . . . . . . . . .6

     6.   Purchase of Shares upon Death of a Shareholder. . . . . . .7

     7.   Disposition of Shares Upon Disability of Shareholder/
          Employee. . . . . . . . . . . . . . . . . . . . . . . . . .9

     8.   Right to Purchase - Call Option.. . . . . . . . . . . . . 11

     9.   Purchase Price. . . . . . . . . . . . . . . . . . . . . . 11

     10.  Loans.. . . . . . . . . . . . . . . . . . . . . . . . . . 12

     11.  Insurance.. . . . . . . . . . . . . . . . . . . . . . . . 12

     12.  Injunctive Relief; Specific Performance.. . . . . . . . . 13

     13.  Corporate Surplus.. . . . . . . . . . . . . . . . . . . . 13

     14.  Shareholder Inspection of Corporate Books.. . . . . . . . 13

     15.  Voting Requirements.. . . . . . . . . . . . . . . . . . . 13

     16.  Capital Contributions.. . . . . . . . . . . . . . . . . . 15

     17.  Miscellaneous.. . . . . . . . . . . . . . . . . . . . . . 18

     EXHIBIT A    Shareholder List. . . . . . . . . . . . . . . . . 21
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                         TSG GLOBAL EDUCATION WEB, INC.
                             SHAREHOLDERS AGREEMENT
                             ----------------------

     SHAREHOLDERS' AGREEMENT, effective as of July 7, 1999 (this "Agreement"), by and among TSG GLOBAL EDUCATION WEB, INC., a Delaware corporation with offices at P.O. Box 300, 320 Soundview Road, Guilford, CT 06437, (the "Corporation"), and each of the persons being herein collectively referred to as the "Shareholders" and individually as a "Shareholder").

     WHEREAS, the Corporation is authorized to issue ten million (10,000,000) shares of Common Stock, $0.001 par value (the "Common Stock"), five million (5,000,000) shares of which four million two hundred twenty thousand (4,220,000) are currently issued and outstanding with seven hundred eighty thousand (780,000) in reserve and one million (1,000,000) shares of Preferred Stock $1.00 par value ("Preferred Stock") of which two hundred fifty thousand (250,000) shares are currently issued and outstanding;

     WHEREAS, the Shareholders own all of the issued and outstanding shares of the Common Stock of the Corporation, in the amounts set forth on Exhibit A annexed hereto; and

     WHEREAS,   the  initial   Shareholders   shall  be  NetWolves   Corporation
("NetWolves") and David H. Sullivan, Martin E. Cunningham, Ronald B. Collins, John J. Phelan and Daniel J. Molloy ("Sullivan Shareholders").

     WHEREAS, the Shareholders and the Corporation desire to regulate the management of the Corporation, the transfer of the shares of Common Stock and Preferred Stock now owned or hereafter acquired by the Shareholders (such shares being hereinafter referred to as the "Shares"), the purchase by the Corporation and/or the Shareholders of the Shares in certain circumstances and certain other matters relating to the Corporation, all in accordance with the terms and subject to the conditions of this Agreement.

     NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto hereby agree as follows:

1. Representations of the Shareholders.

     Each Shareholder represents to and agrees with the other Shareholders and the Corporation that such Shareholder is the legal holder and beneficial owner of the Shares currently owned by such Shareholder, that such Shares and the Shares hereafter acquired by such Shareholder will be owned free and clear of all liens, claims, charges, options and encumbrances other than restrictions on transfer under this Agreement, and applicable federal and state securities laws, and that such Shareholder will have the right to transfer such Shares upon the terms and subject to the conditions of this Agreement.
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2.  Corporate Governance and Related Matters.

     Each Shareholder hereby agrees, during the term of this Agreement, to vote the Shares owned by such Shareholder in the following manner:

     a. Upon the execution of this Agreement, each of the Shareholders shall vote such Shareholder's Shares so as to elect, two (2) persons designated by David H. Sullivan ("Sullivan") or in the event of his death or disability, Martin E. Cunningham ("Cunningham") and, three
          (3) persons designated by NetWolves as directors of the Corporation. In the event that NetWolves fails to fund an aggregate amount of $1,750,000 in accordance with the terms of the Agreement, then Sullivan shall have the right to designate one (1) additional member of the Board of Directors. In the event that NetWolves is unable to provide additional funding beyond one million seven hundred fifty thousand dollars ($1,750,000.00) to the Corporation, the Board of Directors will be expanded to seven (7) members to be allocated as follows: four (4) persons to be designated NetWolves, two (2) persons to be designated by Sullivan and one (1) person to be designated by a new equity investor.

          In the event any of the foregoing persons shall be unable or unwilling to serve as a director of the Corporation, the Shareholders shall vote all of their Shares so as to elect such replacement or additional nominees as Sullivan shall designate or, in the case of a NetWolves designee, as NetWolves shall designate. If the number of members of the Board of Directors is increased to more than seven (7) directors, the Shareholders shall vote all of their Shares so as to allocate the additional directors between Sullivan designees and NetWolves designees.

     b. Each Shareholder shall vote such Shareholder's Shares in favor of any amendment of the Certificate of Incorporation or By-laws of the Corporation necessary to permit, effect and further carry out the transactions contemplated hereby.

     c. The Shareholders shall vote, and shall cause all persons nominated and elected by them as directors of the Corporation to appoint the following persons to the offices set forth opposite their names below:

               Martin E. Cunningham:    President and Chief Executive Officer
               Peter Castle:            Secretary
               David H. Sullivan:       Treasurer and Chairman of the Board

     d. If any Shareholder shall refuse or is unable to vote its Shares as provided in this Section 2 at any meeting of the Shareholders of the Corporation, or shall refuse or is unable to give its consent in lieu of a meeting, thereupon, without further action by such Shareholder, the President or Secretary shall be, and each of them hereby is,
          irrevocably   constituted  the  attorney-in-fact  and  proxy  of  such
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          Shareholder (i) for the purpose of voting, and shall vote, such Shares at such meeting as provided in this Section 2; or (ii) for the purpose of giving such written consent, as the case may be. The Shareholders acknowledge and agree that such proxy is coupled with an interest and is irrevocable.

     e. In the event that the Corporation consummates an initial public offering or merges with a publicly held shell, then this Agreement shall terminate as to the Corporation only. The Agreement will remain in effect as to the Shareholders.

     f. In the event that all or substantially all of the assets or common stock of NetWolves is sold or NetWolves merges into or is acquired by a third party (hereinafter the "Sale") then this Agreement shall terminate as follows:

          i. As to NetWolves and its successors or assigns only, provided that Cunningham and Sullivan each shall receive gross pre-tax proceeds of one million one hundred five thousand dollars ($1,105,000.00) in connection with the Sale of their shares of NetWolves or otherwise; or

          ii. In its entirety, provided that Sullivan and Cunningham shall each receive minimum gross pre-tax proceeds of, two million dollars ($2,000,000.00) in connection with the Sale of their shares of NetWolves or otherwise.

          Nothing herein shall prohibit Sullivan and Cunningham from receiving additional gross pre-tax proceeds based upon their stock ownership in NetWolves.

     g. Each of the Shareholders shall vote such Shareholder's Shares to establish a Qualified Incentive Stock Option Plan which has reserved 780,000 shares of Common Stock to be granted in accordance with such plan.


3.  Restriction on Transfer of Shares.

     a. The Corporation and the Shareholders wish to avoid the transfer of Shares to outside third parties who do not have a knowledge of the Corporation's business and who may disrupt the management of the Corporation. Each Shareholder hereby agrees that such Shareholder shall not, as long as this Agreement is in effect, directly or in directly sell, assign, mortgage, hypothecate, transfer, pledge, lien, encumber, give or in any way otherwise dispose of (collectively, a "Transfer") any of the Shares (or any interest therein) except as may be expressly permitted by this Agreement. The Corporation shall not transfer on its books any certificates for the Shares nor issue any certificate in lieu of the Shares unless, in the opinion of counsel to the Corporation, there has been compliance with all of the material
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          conditions hereof affecting the Shares.  Any purported  disposition of any Shares made other than in full compliance with the terms of this Agreement shall be null and void and of no force or effect, and shall not be recognized by the Corporation.

     b.   Notwithstanding  the general  prohibition  on  Transfers  contained in
          Section 3(a) of this Agreement hereof, the Corporation and the Shareholders agree that any of the following Transfers shall be permitted under this Agreement:

          i.   A Transfer in accordance with Sections 4, 5, 6, 7 or 8 hereof;

          ii. A Transfer by NetWolves to any wholly-owned, direct or indirect subsidiary of NetWolves;

          iii. A Transfer or sale by NetWolves of all or substantially all of the assets or common stock, of NetWolves to a third party, or the merger into or acquisition of NetWolves by a third party; or

          iv.  A Transfer to any other party to this Agreement.

     c. Upon the execution of this Agreement, each Shareholder shall surrender to the Corporation his or its stock certificate representing the Shares, which stock certificate shall be imprinted with the following legend:

          "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and cannot be offered or sold except pursuant to an effective registration statement under such Act or an exemption from registration under such Act which, in the opinion of counsel for the holder, which counsel and opinion are reasonably satisfactory to counsel for the corporation, is available.

          The Shares represented hereby are also subject to the terms of a Shareholders' Agreement, dated as of July 7, 1999, by and among TSG Global Education Web, Inc., and its Shareholders, a copy of which is on file at the principal office of the Corporation, and any sale, pledge, gift, transfer, assignment, encumbrance or other disposition of the shares represented by this certificate in violation of said Agreement shall be void and of no effect."

     d. As a further condition of any Transfer pursuant to this Agreement, each transferee shall, prior to such Transfer, agree in writing to be bound by all of the provisions of this Agreement and no such transferee shall be permitted to make any Transfer that the original transferor was not permitted to make.

4.  Right of First Refusal.

          a. Except as provided in paragraph 3(b) hereof, in the event any Shareholder shall receive a bona fide written non-collusive offer or enter into an agreement (the "Offer") for the purchase of his or its Shares ("Selling Shareholder") from an independent third party (the "Outside Party"), he, or it or they shall give notice (the "Option Notice") to the Corporation and the other Shareholders containing the name and address of the Outside Party and accompanied by a copy of the Offer. (The Shares subject to such Offer are referred to herein as the "Offered Shares").

          b. Upon the giving by a Selling Shareholder of an Option Notice, the other Shareholders shall have the right to purchase (the "Shareholder Right"), at the price, on the terms and subject to the conditions specified in the Offer, the Offered Shares by notifying the Selling Shareholder and the Corporation, (the "Shareholder Notice") within twenty-five (25) days after the date of the Option Notice whether and to what extent the other Shareholders intend to exercise the Shareholder Right. If the other Shareholders fail to exercise the Shareholder Right as to his or its Proportionate Share (as hereinafter defined) of the Offered Shares, then the other Shareholders shall have the right to purchase all or any part of the Offered Shares that any Shareholders have elected not to purchase by amending his or its Shareholder Notice within five (5) days after the date that the Shareholders receive notice that any other Shareholder has so declined to exercise the Shareholder Right in full or in part. Failure to deliver the Shareholder Notice within the applicable periods shall constitute a waiver of such Shareholder's purchase right as to the Offered Shares.

          c.   In  the  event  that  the   Shareholders   do  not  exercise  the
               Shareholder Right as to all of the Offered Shares, the Corporation, to the extent permitted by law, shall have the right (the "Corporation Right") to purchase, at the price, on the terms and subject to the conditions specified in the Offer, all or part of the remaining Offered Shares covered by the Option Notice. Within thirty (30) days after the date of the Option Notice, the Corporation shall notify the Shareholders (the "Corporation Notice") whether and to what extent it intends to exercise the Corporation Right. Failure to deliver the Corporation Notice within such period shall constitute a waiver of the Corporation Right.

          d. Any Selling Shareholder shall have the obligation to sell to the other Shareholders and/or the Corporation, as the case may be, such Offered Shares as are covered by the notices referred to in Sections 4(b) or 4(c) hereof, and the Selling Shareholder may sell the balance of the Offered Shares (or all of the Offered Shares if no such notices have been given) to the Outside Party on terms not more favorable to such Outside Party than those contained in the Offer. In the event that such terms are more favorable or if such sale to the Outside Party is not consummated within the time period specified in Section 4(e) hereof, the Offered Shares shall again be subject to the restrictions contained in this Agreement.

          e. The closing for any purchase of Shares ("Closing") by any Shareholder, and/or the Corporation shall be held at 10:00 a.m. at the offices of the Corporation on the sixtieth (60th) day after the date of the Option Notice or at such other time and place as the parties shall mutually agree. The Closing of a purchase of Shares by an Outside Party shall occur within sixty
               (60) days after the giving of the Option Notice. At the Closing, the Shareholders, the Corporation or the Outside Party, as the case may be, shall pay for the Shares in accordance with the terms of the Offer, the Shareholder shall deliver certificates representing the Shares free and clear of all liens, charges and encumbrances (other than those set forth herein or in the Stock Purchase Agreement) and properly endorsed for transfer and, if such Shares are being purchased by an Outside Party, such person shall agree to be bound by the terms of this Agreement in accordance with Section 3(d) hereof.

          f. For purposes of this Agreement, the term "Proportionate Share" shall mean the percentage of the total number of Shares subject to the Shareholder Right multiplied by a fraction, the numerator of which shall be the number of Shares owned by a non-selling shareholder, as the case may be, divided by all the aggregate number of Shares owned by the Shareholders.

5.  Rights of Inclusion (Tag Along).

          a. Except as provided in paragraph 3(b) hereof, no Shareholder, who owns twenty percent (20%) or more of the issued and outstanding shares of the Corporation ("20% Shareholder") shall, in any one transaction or any series of similar transactions, directly or indirectly sell to any third party or otherwise dispose of more than fifty percent (50%) of the Shares owned by him or it unless the terms and conditions of such sale or other disposition to such third party shall include an offer to the other Shareholders to include, at the other Shareholders' option, in the sale or other disposition to the third party, the other Shareholders' ratable share of the Shares covered by such disposition. If any 20% Shareholder receives a bona fide offer from a third party to purchase or otherwise acquire more than fifty percent (50%) of the Shares owned by him or it, the 20% Shareholder shall then cause the third party's offer to be reduced to writing (which writing shall include an offer to purchase or otherwise acquire Shares from the other Shareholders according to the terms and conditions of Section 5(a)(ii) of this Agreement) and shall send written notice of the third party's offer (the "Inclusion Notice") to the other Shareholders. The Inclusion Notice shall be accompanied by a true and correct copy of the third party's offer. At any time within thirty (30) days after receipt of the Inclusion Notice, the other Shareholders may accept the offer
               included  in  the   Inclusion   Notice  for  up  to  his  or  its
               proportionate share by furnishing written notice of such acceptance to the 20% Shareholder and delivering to the 20% Shareholder the certificate or certificates representing the Shares to be sold or otherwise disposed of pursuant to such offer by the other Shareholders (which certificate or certificates shall be held in escrow pending the consummation of the sale), together with a limited power-of-attorney authorizing the 20% Shareholder to sell or otherwise dispose of such Shares pursuant to the terms of such third party's offer.

          b. The purchase from the other Shareholders pursuant to this Section 5(b) shall be on the same terms and conditions, including the per Share price (which shall in all events be paid directly to the other Shareholder by bank cashier's or certified check or by wire transfer of immediately available funds) and the date of sale or other disposition, as are received by the 20% Shareholder and stated in the Inclusion Notice provided to the other Shareholders by the 20% Shareholder, however, the 20% Shareholder shall be under no obligation to make any representations or warranties or agree to any covenants or indemnification provisions in connection with such sale, except for such representations, warranties and covenants (and related indemnification) as shall specifically relate to the 20% Shareholder.

          c. Simultaneously with the consummation of the sale or other disposition of the Shares of the Shareholders to the third party pursuant to the third party's offer, the 20% Shareholder shall notify the other Shareholders of the consummation of the sale, shall cause the purchaser to remit directly to the other Shareholders the total sales price of the other Shareholders' Shares sold or otherwise disposed of pursuant thereto and the 20% Shareholder shall furnish such other evidence of the completion and time of completion of such sale or other disposition and the terms thereof as may be reason ably requested by the other Shareholders.

          d. If within thirty (30) days after the receipt of the Inclusion Notice, the other Shareholders have not accepted the offer contained in the Inclusion Notice, the other Shareholders, shall be deemed to have waived any and all rights with respect to the sale or other disposition of the Shares described in the Inclusion Notice and the 20% Shareholder shall have sixty (60) days after receipt of the Inclusion Notice in which to sell or otherwise dispose of not more than the amount of Shares described in the Inclusion Notice, on terms not more favorable to the 20% Shareholder than were set forth in the Inclusion Notice. If the sale or disposition is not consummated within sixty (60) days, the 20%  Shareholder  shall  comply with the  provisions  of this
               Section 5 for all proposed future sales or dispositions that are described in Section 5(a). If, at the end of ninety (90) days following the receipt of the Inclusion Notice, the 20% Shareholder has not completed the sale or other disposition of his Shares and those of the other Shareholders in accordance with the terms of the third party's offer, the 20% Shareholder shall return all certificates of the other Shareholders representing the Shares which the other Shareholders delivered for sale or other disposition pursuant to this Section 5, and all the restrictions on sale or other disposition contained in this Agreement with respect to Shares owned by the 20% Shareholder shall again be in effect.

6. Purchase of Shares upon Death of a Shareholder.

          a. Upon the death of a Shareholder, the Corporation shall purchase from the deceased Shareholder's estate and the deceased Shareholder's estate shall sell to the Corporation all of the deceased Shareholder's Shares, now owned or hereafter acquired, in accordance with the terms and procedures set forth in Section 9 of this Agreement. For purposes of this Section 6, however: (i) the date on which the Corporation shall purchase the deceased Shareholder's Shares shall be the Closing Date which is no later than sixty (60) days after the later of (A) the qualification of the deceased Shareholder's legal representative (or, if no legal representative is appointed or qualifies, within one hundred eighty (180) days following the death of the deceased Shareholder), or (B) the collection by the Corporation of the proceeds of any policy or policies of insurance on the life of the deceased Shareholder the Corporation may own at the time of the deceased Shareholder's death, on which Closing Date the down payment for the deceased Shareholder's Shares shall be paid and the promissory note shall be delivered to the deceased Shareholder's estate, and (ii) the amount of the down payment shall be determined pursuant to subparagraph (b) below. In the event that the deceased Shareholder's heirs have not caused a legal representative for the deceased Shareholder's estate to be appointed and qualified within one hundred twenty (120) days following the death of the deceased Shareholder, the Corporation may petition a court of competent jurisdiction to appoint an appropriate legal representative for the deceased Shareholder's estate for the purpose of permitting the sale of the deceased Shareholder's Shares in accordance with the provisions of this
               Section 6, it being the express intention of the parties that the deceased Shareholder's estate shall be obligated to sell the deceased Shareholder's Shares and that the Corporation be obligated to purchase the deceased Shareholders Shares as herein provided.

          b. The full amount of the proceeds of any life insurance policies owned by the Corporation naming the deceased Shareholder as the insured shall be used as the down payment required to be paid under the provisions of this Section 6, it being the agreement of the parties that, in the event the proceeds of any such life insurance policies owned by the Corporation equal or exceed the amount of the Purchase Price for the deceased Shareholder's Shares, the full amount of the Purchase Price shall be paid to the deceased Shareholder's estate on the Closing Date in a lump sum from such insurance proceeds. In the event the Corporation does not own any life insurance policies naming the deceased Shareholder as the insured, or the proceeds of any such policy or policies received by the Corporation equal less than fifty percent (50%) percent of the Purchase Price to be paid by the

               Corporation for the deceased Shareholder's Shares, then, in either such event, the Corporation shall make a cash payment on the Closing Date to the deceased Shareholder's estate in such an amount as will result in a total down payment of not less than twenty-five (25%) percent of the Purchase Price for the deceased Shareholder's Shares. Any unpaid balance of the Purchase Price remaining after the proceeds of any life insurance policies and/or any cash payments made by the Corporation are paid to the deceased Shareholder's estate shall be paid by the Corporation's delivery to the deceased Shareholder's estate on the Closing Date of a promissory note in the form referred to in Section 9(b) of this Agreement.

          c. In the event the Corporation is unable to purchase any or all of the deceased Shareholder's Shares for the reasons set forth in
               Section 13 of the Agreement, the surviving Shareholders shall purchase from the deceased Shareholder's estate and the deceased Shareholder's estate shall sell to the surviving Shareholders all of the deceased Shareholder's Shares which the Corporation was unable to purchase (the "Remaining Decedent's Shares") on the same terms and conditions as hereinbefore provided with respect to the purchase of the deceased Shareholder's Shares by the Corporation. The obligation of the Corporation with respect to the Remaining Decedent's Shares shall therefore be deemed to have been assumed by the surviving Shareholders. In the event the surviving Shareholders are unable to purchase all of the remaining Decedents Shares, the Remaining Decedent's Shares which the surviving Shareholders were unable to purchase (the "remainder of Decedent's Shares") may be offered for sale to third parties, provided that any such sale of the Remainder of Decedent's Shares is made in full compliance with any applicable federal and/or state laws governing the sale and issuance of securities.

7. Disposition of Shares Upon Disability of Shareholder/Employee.

          a. In the event a Shareholder, who is also an employee of the Corporation, shall become so mentally or physically disabled that he shall not be able to actively perform his corporate duties and responsibilities for a period of three (3) consecutive months or an aggregate period of six (6) months in any twelve (12) month period the existence of such a disability to be determined by the mutual agreement of the parties hereto, or in the event such agreement cannot be reached, the following procedure:

               i. If the Corporation maintains a disability income policy, the definition set forth in such policy shall control, provided the issuing insurance company agree to commence disability payments as a result of such permanent disability.

               ii. If the Corporation does not maintain a disability income policy:

                    1. Each party shall select an independent physician who shall examine the subject Shareholder. The mutual agreement of the two examining physicians shall control, and their decision shall be binding.

                    2. If the two physicians cannot agree, they (the physicians) shall select a third physician to examine the subject Shareholder. The majority opinion of such three (3) physicians shall control, and their decision shall be binding;

               (the "Disabled Shareholders") the Corporation shall purchase from the Disabled Shareholder and the Disabled Shareholder shall sell to the Corporation all of the Disabled Shareholder's Shares, now owned or hereafter acquired, in accordance with the terms and procedures set forth in Section 9 of this Agreement. For purposes of this Section 7 however: (i) the date on which the Corporation shall purchase the Disabled Shareholder's Shares shall be a date (the "Purchase Date") which is no later than nine (9) months following the onset of the Disabled Shareholder's disability, on which Purchase Date the down payment for the Disabled Shareholder's Shares shall be paid and the promissory note shall be delivered to the Disabled Shareholder (or his legal representative, as the case may be), and (ii) the amount of the down payment shall be determined pursuant to subparagraph (b) below. In the event the Disabled Shareholder is incapable of managing his affairs and a legal representative for the Disabled Shareholder has not been appointed and qualified within nine (9) months following the onset of the Disabled Shareholder's disability, the Corporation may petition a court of competent jurisdiction to appoint an appropriate legal representative for the Disabled Shareholder for the purpose of permitting the sale of the Disabled Shareholder's Shares in accordance with the provisions of this Section 7, it being the express intention of the parties that the Disabled Shareholder shall be obligated to sell his Shares and the Corporation is obligated to purchase the Disabled Shareholder's Shares as herein provided.

          b. The full amount of the proceeds of any disability insurance policies owned by the Corporation naming the Disabled Shareholder as the insured shall be used as the down payment required to be paid under the provisions of this Section 7, it being the agreement of the parties hereto that, in the event the proceeds of any such disability insurance policies owned by the Corporation equal or exceed the amount of the Purchase Price for the Disabled Shareholder's Shares, the full amount of the Purchase Price shall be paid to the Disabled Shareholder (or his legal representative, as the case may be) on the Purchase Date in a lump sum from such insurance proceeds. In the event the Corporation does not own any disability insurance policies naming the Disabled Shareholder as the insured, or the proceeds of any such policy or policies received by the Corporation equal less than fifty percent (50%) percent of the Purchase Price to be paid by the Corporation for the Disabled Shareholder's Shares, then, in either such event, the Corporation shall make a cash payment on the Purchase Date to the Disabled Shareholder (or his legal representative) in such an amount as will result in a total down payment of not less than twenty-five (25%) percent of the Purchase Price for the Disabled Shareholder's Shares. Any unpaid balance of the Purchase Price remaining after the proceeds of any disability insurance policies and/or any cash payments made by the Corporation are paid to the Disabled Shareholder (or his legal representative) shall be paid by the Corporation's delivery to the Disabled Shareholder (or his legal representative) on the Purchase Date of a promissory note in the form referred to in
               Section 9(b)of this Agreement.

          c. In the event the Corporation is unable to purchase any or all of the Disabled Shareholder's Shares for the reasons set forth in
               Section 13 of this Agreement, the non-disabled Shareholders shall purchase from the Disabled Shareholder and the Disabled Shareholder shall sell to the non-disabled Shareholders all of the Disabled Shareholder's Shares which the Corporation was unable to purchase (the "Remaining Disabled Shareholder's Shares") on the same terms and conditions as hereinbefore provided with respect to the purchase of the Disabled Shareholder's Shares by the Corporation. The obligation of the Corporation with respect to the Remaining Disabled Shareholder's Shares shall therefore be deemed to have been assumed by the non-disabled Shareholders. In the event the non-disabled Shareholders are unable to purchase all of the Remaining Disabled Shareholder's Shares, the Remaining Disabled Shareholder's Shares which the non-disabled Shareholders were unable to purchase (the "Remainder of Disabled Shareholder's Shares") may be offered for sale to third parties, provided that any such sale of the Remainder of Disabled Shareholder's Shares is made in full compliance with any applicable federal and/or state laws governing the sale and issuance of securities.


8. Right to Purchase - Call Option.

          a. Upon the occurrence of the following events to any Shareholder, the Shareholder shall be obliged to offer to sell his or its Shares to the Corporation at the Purchase Price, as defined in
               Section 9 herein:

               1.   Shareholder files a voluntary petition of bankruptcy;

               2. Any Shares of a Shareholder are directed by a court of competent jurisdiction to be transferred to any person not a party to this Agreement for any reason including, without limitation, divorce or satisfaction of a judgment.

9. Purchase Price.

          a. The purchase price for the Shares ("Purchase Price") purchased pursuant to this Section 9 shall be the fair market value of the Common Stock (as determined by the Corporation's independent certified public accountants in accordance with generally accepted accounting principles and valued on the date of the events enumerated in Sections 4, 5, 6, 7 or 8 of this Agreement).

          b. The Closing for any purchase of Shares pursuant to this Section 9 shall be held at 10:00 a.m. at the offices of the Corporation on the sixtieth (60th) day after the date that the Shareholders or the Corporation provide notice that he or it is exercising his or its right to purchase the Shares pursuant to Sections 4, 5, 6, 7 or 8 herein, or at such other time and place as the parties shall agree. At the Closing, the Shareholders or the Corporation shall pay for the Shares and the selling Shareholders shall deliver certificates representing the Shares free and clear of all liens, charges and encumbrances and properly endorsed for transfer. At the option of the purchasing Shareholders or the Corporation, payment of the Purchase Price for the Shares may be made in up to thirty-six (36) equal monthly installments as determined by the purchasing Shareholders or the Corporation in his or its sole discretion, with the first such installment to be paid at the closing of the purchase of such Shares and the remaining installments to be paid on the first day of each month thereafter. The obligation to make the installment payments shall be evidenced by a promissory note bearing interest at a rate equal to the prime rate of interest set forth in The Wall Street Journal at the time of issuance and delivery of such promissory note.

10. Loans.

          a. If there shall be a loan due from the Corporation to a Shareholder whose Shares are being sold pursuant to this Agreement, unless there is a preexisting agreement in place, such loan shall be repaid by the Corporation in equal monthly installments over a thirty-six (36) month period. The obligation of the Corporation to repay any such loan, if not already evidenced by a promissory note, shall be evidenced by a promissory note of the Corporation in the principal amount of such loan, which promissory note shall bear interest at the rate such loan was earning at the time of the purchase of such Shareholders Shares. Said promissory note shall be delivered by the Corporation to the Shareholder whose Shares are being sold pursuant to this Agreement (or his estate or legal representative, as the case may be) at the time such Shareholder's Shares are delivered to the Corporation (or, if such Shareholder's Shares are being sold to another Shareholder, at the time such Shareholder's Shares are delivered to the other Shareholder).

          b. Cunningham shall have the option to borrow up to fifty thousand dollars ($50,000.00) from the Corporation at an interest rate of six percent (6%) per annum or the applicable federal rate, whichever is greater. Interest only shall be payable quarterly; however, on the third anniversary of the date of the issuance of the promissory note the balance of the principal shall become due and payable to the Corporation.

11. Insurance.

          a. The Corporation, at its option, may purchase and cause to be maintained life insurance policies in amounts determined by the Corporation on the Shareholder's life with the Corporation as owner and beneficiary thereof for the purpose of meeting its obligations under Sections 6 and 7 hereof. The Corporation may, from time to time, purchase such additional amounts of insurance as it deems appropriate in light of increases in the fair market value of the Common Stock of the Corporation. The Shareholder employees of the Corporation shall cooperate in connection with the purchase and maintenance of any such insurance policy, including without limitation, the submission to any medical examinations reasonably required to obtain and main tain any such policy.

          b. Sullivan and Cunningham shall have the right to purchase keyman insurance on the lives of Walter M. Groteke, Daniel Stephens and Kevin F. Sherlock in an amount up to two million dollars ($2,000,000.00) each, the premium for which will be paid for by Sullivan and Cunningham, personally.


12. Injunctive Relief; Specific Performance.

          Each of the Shareholders acknowledges that his or its interest in the Agreement is unique to him or it, that his or its Shares cannot be readily purchased or sold in the open market and that the other Shareholders and the Corporation will be irreparably damaged in the event of a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any Shareholder which damages will not be measurable or compensable in money damages unless this Agreement shall be specifically enforced. In addition, to any other remedy to which the other Shareholders or the Corporation may be entitled, the other Shareholders or the Corporation shall be entitled to a preliminary and permanent injunction, without showing any actual damage or threat of irreparable injury, and/or a decree for specific performance, without any bond or other security being required in connection therewith, in accordance with the provisions hereof.

13. Corporate Surplus.

          If the Corporation shall not have sufficient surplus to permit it to lawfully make payment of the Purchase Price for the Shares purchased by it under this Agreement, the entire available surplus shall be paid on account, and each Shareholder or the legal representative of any Shareholder's estate shall promptly take such measures to vote the respective holdings of Shares owned by the Shareholder to reduce the capital of the Corporation or to take such other steps as may be appropriate or necessary in order to enable the Corporation to lawfully make payment of the purchase price for Shares purchased by it.

14. Shareholder Inspection of Corporate Books.

          The Corporation  shall keep complete and correct books and records of:
          Shareholder proceedings, board and committee meetings; and the names and addresses of all Shareholders, including the number and class of Shares held by each Shareholder and the dates when they became owners thereof (collectively called the "books and records").

          All Shareholders shall have the right to inspect the books and records of the Corporation upon providing the Corporation or its designated agent with ten (10) days written notice.


15. Voting Requirements.

          Except as herewith permitted in this Agreement unless a greater percentage vote is required by law, the written consent or the affirmative vote of at least 80% of the entire board of directors (the "Required Super-Majority") shall be required to authorize any of the following:

          a. Any merger or consolidation of the Corporation with or into any other corporation (provided, that in any merger or consolidation, all of the provisions of the Agreement shall be binding on the survivor corporation or consolidated corporation, to the same extent and with the same effect as in respect of the Corporation);

          b. Modification of the Corporation from a "C" corporation to a limited liability Company or similar "pass through entity".

          c. The sale, lease or exchange of all or substantially all of the assets of the Corporation;

          d. The issuance of any Shares other than those set forth on Exhibit A attached hereto or the agreed ISO Shares; provided, however, that no Shares other than those set forth on Exhibit A attached hereto may be issued unless, at the time of such issuance, the proposed shareholder is or becomes a party to this Agreement by signing a counterpart hereof or a consent to be bound hereby;

          e.   The dissolution of the Corporation;

          f.   The adoption of a plan of liquidation of the Corporation;

          g. Any action by the Corporation to commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have any order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it, or for all or any substantial part of its assets, or making a general assignment for the benefit or its creditors;

          h. Any amendment of the certificate of incorporation or by-laws of the Corporation;

          i.   Any amendment of this Agreement;

          j. Any investment or expenditure by the Corporation directly or indirectly, through a subsidiary or otherwise, which exceeds $250,000 whether such investment or expenditure is made in a lump sum or in a series of related payments unless in the Business Plan, attached as Exhibit B ; or

          k. Approval of any agreements, documents or other arrangements between or involving the Corporation and any shareholder or affiliate thereof, as well as, any amendment, consent or waiver with respect to such arrangements;

          l. Removal of directors other than by the party which designated the director;

          m. Approval of the appointment of the members of any committee established by the board of directors;

          n.   Declaration of dividends;

          o.   A material change in the business of the Corporation;

          p. Issuance, purchase or redemption of the Corporation of any securities of the Corporation and any change, increase or reduction in the capitalization of the Corporation;

          q. Appointment or removal of any officer of the Corporation except as provided in the employment agreement to which the Corporation is a party;

          r.   Any reduction of the funding  requirements  of the Business Plan;
               and

          s. To obligate the Corporation to repay all or any portion of the open advance made by NetWolves as referenced in Section 16 herein.

          A majority vote of the board of directors, to the extend board of directors approval is required, shall prevail with regard to all other corporate action, including, without limitation, matters affecting products, pricing, sales, inventory and operations.


16. Capital Contributions.

          The parties recognize that there are certain funding requirements for the proposed business of the Corporation. NetWolves agrees to make the following payments to the Corporation for this purpose:

                    Date of Payment                  Amount
                    ---------------                  ------
                    April 19, 1999                 $50,000.00

                    May 5, 1999                   $117,000.00

                    May 14, 1999                  $100,000.00

                    May 24, 1999                  $100,000.00

                    May 28, 1999                  $332,000.00

                    June 11, 1999                 $150,000.00

                    June 29, 1999                 $100,000.00

                    July 7, 1999                  $426,000.00

                    August 1, 1999                $375,000.00

                    September 15, 1999            $850,000.00 - $1,000,000.00

                    October 15, 1999              $850,000.00 - $1,000,000.00

                    November 15, 1999             $850,000.00 - $1,000,000.00

         The parties agree that NetWolves shall have the option to secure all or any part of the above proceeds through the sale of part of its shares in the Corporation or through the merger of the Corporation into a publicly traded corporation, provided that the aggregate equity interest of the Sullivan Shareholders shall not be diluted as a result of such transactions. The parties further agree that the funds contributed by NetWolves shall be structured as a non-interest bearing open advance to the Corporation which shall have no maturity date and shall be subordinate to all other debt and obligations of the Corporation.

         In the event NetWolves fails to make the payments set forth in this Section, and such failure continues for twenty (20) days after written notice thereof, the number of Shares owned by NetWolves in the Corporation shall be reduced as follows:

-------------------------------------------------------------------------------------------------------------------------
                                                                Sullivan Shareholders   Number of Shares    Percentage of
                              NetWolves Percentage   Sullivan     Percentage of TSG   Available to Sell to   TSG Shares
NetWolves        NetWolves      of TSG Assuming    Shareholders    Shares Assuming      Outside Investors   Available for
Investment     Number of TSG   5,000,000 Shares   Number of TSG   5,000,000 Shares      Assuming 5,000,000    Outside
  Amount          Shares          Outstanding         Shares         Outstanding        Shares Outstanding   Investors
-------------------------------------------------------------------------------------------------------------------------
$4,750,000.00    4,150,000          83.0%           850,000              17%                        0           0.0%
-------------------------------------------------------------------------------------------------------------------------
 4,050,000.00    4,050,000          81.0%           850,000              17%                  100,000           2.0%
-------------------------------------------------------------------------------------------------------------------------
 3,250,000.00    3,825,000          73.0%           850,000              17%                  325,000          10.0%
-------------------------------------------------------------------------------------------------------------------------
 2,250,000.00    3,075,000          58.0%           850,000              17%                1,075,000          25.0%
-------------------------------------------------------------------------------------------------------------------------
 1,750,000.00    2,700,000          50.5%           850,000              17%                1,450,000          32.5%
-------------------------------------------------------------------------------------------------------------------------
 1,000,000.00    1,950,000          35.5%           850,000              17%                2,200,000          47.5%
-------------------------------------------------------------------------------------------------------------------------
---------

1.   The 850,000 includes 70,000 shares purchased by the Sullivan Shareholders, ISO shares of 605,000 and 175,000 reserved for ISO shares tied to the achievement of goals in the Business Plan.

2.   The equity received for the amounts paid shall be computed on a pro rata basis.

3.   NetWolves has a twenty (20) day grace period after the due date of any payment to make the required payment.

4.   Formula:
     -------
      2.0% For First $700,000
      8.0% For Next $800,000 (1 Point Per $100,000)
     15.0% For Next $1,000,000 (1.5 Point Per $100,000)
      7.5% For Next $500,000 (1.5 Point Per $100,000)
     15.0% For Next $750,000 (2 Point Per $100,000)

         If 5,000,000 shares of TSG stock have been issued and if NetWolves does not make any further funding payments of the amounts indicated above, TSG will have the right to obtain equity from NetWolves in order to raise the funds required for the Business Plan from entities other than NetWolves or its affiliates provided only that NetWolves has the right of first refusal to match the amount and the terms of any such funding payments. This raise is not to be considered a Second Capital Raise. However, NetWolves will have the opportunity to fund the Corporation for the full amount indicated above until twenty (20) days after November 15, 1999, in the event no third parties have provided the necessary funds in the interim period.

17. Miscellaneous.

     a. Each party hereto acknowledges that it or he has read this Agreement, understands it, and agrees to be bound by its terms, and further acknowledges and agrees that it is the complete and exclusive statement of the agreement and understanding of the parties regarding the subject matter hereof, which supersedes and merges all prior proposals, agreements and understandings, oral and written, relating to the subject matter hereof. This Agreement may not be changed orally, but only by an agreement in writing.

     b. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

     c. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein. In the event that any provision is declared invalid or unenforceable, the Shareholders and the Corporation agree to substitute for such invalid or unenforceable provision a new provision which reflects, to the closest extent possible, the intent of the parties.

     d. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, estates, heirs, legal representatives and permitted assigns and transferees.

     e. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said actions.

     f. This Agreement shall be governed by the laws of the State of New York (without giving effect to principles of conflicts of law). The Shareholders and the Corporation consent and agree that jurisdiction and venue for all legal proceedings relating to the subject matter of this Agreement shall lie exclusively with the appropriate federal or state court sitting within the State of New York, County of New York.

     g. A copy of this Agreement shall be filed with the Secretary of the Corporation and kept with the records of the Corporation.

     h. Any notice or other communication to be given hereunder shall be in writing and delivered personally or sent by certified or registered mail, postage prepaid, if to the Corporation, addressed to the Corporation at its then-principal business address, and if to any Shareholder, addressed to him or it at his or its address as it appears in the stock records of the Corporation, or to such other address as any party may have furnished to the others in writing. Unless otherwise provided in this Agreement, notice given pursuant to this section shall be deemed given as of the date of its receipt.

     i. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     j. All representations, warranties and agreements contained herein shall survive the execution and delivery of this Agreement.

     k. This Agreement and the restrictions on transfer set forth herein shall terminate upon the occurrence of any of the following events: (i) cessation of the Corporation's business, (ii) bankruptcy, receivership or dissolution of the Corporation, (iii) the voluntary agreement of all parties who are bound by the terms hereof. Upon termination of this Agreement, each Shareholder shall surrender to the Corporation the certificates for his or its Shares and the Corporation shall issue to him, her or it, in lieu thereof, new certificates for an equal number of Shares without the second of the two legends set forth in
          Section 3(c) hereof.


                        [SIGNATURES APPEAR ON NEXT PAGE]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


TSG Global Education Web, Inc.                 NetWolves Corporation


By: /s/ Martin E. Cunningham                    By: /s/ Walter M. Groteke
    ------------------------------------            ----------------------------
    President & Chief  Executive Officer            Walter M. Groteke
                                                    Chief Executive Officer

     /s/ Martin E. Cunningham
    ------------------------------------
     Martin E. Cunningham
     in his individual capacity



     /s/ David  H. Sullivan
    ------------------------------------
     David H. Sullivan
     in his individual capacity


     /s/ Ronald B. Collins
    ------------------------------------
     Ronald B. Collins
     in his individual capacity


     /s/ John J. Phelan
    ------------------------------------
     John J. Phelan
     in his individual capacity


     /s/ Daniel J. Molloy
    ------------------------------------
     Daniel J. Molloy
     in his individual capacity

                           EXHIBIT A Shareholder List

Name of Shareholder              Class of Stock                 Number of Shares Owned
-------------------              --------------                 ----------------------
NetWolves Corporation              Common Stock                        4,150,000
200 Broadhollow Road
Suite 207
Melville, NY 11747

David H. Sullivan                  Common Stock                           25,250
78 Strawberry Hill Road
Madison, CT 06443

Martin E. Cunningham               Common Stock                           25,250
73 Fort Path Road
Madison, CT 06443
Common Stock

Ronald B. Collins                  Common Stock                            6,500
2 Little Road
Guilford, CT 06437

John J. Phelan                     Common Stock                            6,500
30 Glen Hollow Road
West Hartford, CT 06117

Daniel J. Molloy                   Common Stock                            6,500
812 18th Street
Union City, NJ 07087

David H. Sullivan                  Preferred Stock                       250,000
78 Strawberry Hill Road
Madison, CT 06443